Exhibit 99.2

CAMDEN NATIONAL CORPORATION COMPLETES ACQUISITION OF

UNION BANKSHARES COMPANY

CAMDEN, Maine, January 3, 2008 – Camden National Corporation (NASDAQ: CAC, “Camden”) announced today that it has completed its acquisition of Union Bankshares Company (“Union Bankshares”). In connection with the acquisition, Camden issued an aggregate of approximately 1,222,897 shares of Camden common stock and paid approximately $29.0 million in cash for all outstanding shares of Union Bankshares.

“Between Camden National and Union Trust, we have over two hundred and fifty years experience in community banking throughout Maine,” said Robert W. Daigle, Camden’s president and chief executive officer. “We believe every customer, shareholder and community we serve will benefit as a direct result of this acquisition,” continued Daigle.

Peter A. Blyberg, president and chief executive officer of Union Bankshares, commented “We are thrilled to join Camden National Bank to offer our customers exceptional service, unrivaled products, and a network of 37 branch locations throughout Maine.”

The combined organization will have over $2.3 billion of assets and $1.5 billion of deposits. Camden National Bank currently operates 27 branch locations and Union Trust Company currently operates 13 branch locations. Union Trust Company, the banking subsidiary of Union Bankshares, will maintain its brand identity in Hancock and Washington Counties as a division of Camden National Bank.

The following information was submitted by Computershare Trust Company, N.A., the exchange agent, regarding the results of merger consideration elections:

•	The holders of approximately 488,795 shares of Union Bankshares common stock elected to exchange their shares for shares of Camden common stock;

•	The holders of approximately 446,284 shares of Union Bankshares common stock elected to receive cash in exchange for their shares of Union Bankshares common stock; and

•	The holders of approximately 131,686 shares of Union Bankshares common stock failed to make a valid election.

Based on the election results, both Union Bankshares shareholders making an effective election to receive stock and non-electing shareholders will receive 100% of their merger consideration in stock (at the exchange rate of 1.9106 shares of Camden common stock for each share of Union Bankshares common stock). As a result of pro-ration, Union Bankshares shareholders making an effective election to receive cash will receive approximately 96% of their merger consideration in cash at $68.00 per share of Union Bankshares common stock held and 4% of their merger consideration in shares of Camden common stock (at the exchange rate of 1.9106 shares of Camden common stock for each share of Union Bankshares common stock).

In addition, as previously announced, Karen W. Stanley, a former member of the Union Bankshares’ board of directors has been appointed as a member of the board of directors of Camden effective immediately following the effective time of the merger.

Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine and listed on the NASDAQ® Global Select Market (“NASDAQ”) under the symbol CAC, is the holding company for a family of two financial services companies, including: Camden National Bank (“CNB”), a full-service community bank with a network of 37 banking offices serving coastal, western, central and eastern Maine, and recipient of the Governor’s Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

Forward-Looking Statements

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: (i) integration costs following the merger; (ii) changes in general, national or regional economic conditions; (iii) changes in loan default and charge-off rates; (iv) reductions in deposit levels necessitating increased borrowing to fund loans and investments; (v) changes in interest rates; (vi) changes in laws and regulations; (vii) changes in the size and nature of Camden’s competition; and (viii) changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see Camden’s filings with the SEC, including its Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and Camden does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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